EXHIBIT 99.1

[LOGO OF EON COMMUNICATIONS]

Investor Relations

eOn Communications

800-873-3194

investorrelations@eoncc.com

eOn Regains Compliance with Nasdaq Listing Requirements

ATLANTA (June 20, 2003) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of unified voice, e-mail and Web-based communications solutions, today announced that it has received notification from the Nasdaq Stock Market that the Company had met the $1.00 minimum bid price requirement for 10 consecutive trading days. Accordingly, eOn is now in full compliance with the continued listing requirements of the Nasdaq SmallCap Market.

Troy Lynch, eOn’s President and CEO, noted, “We are very pleased to once again be in full compliance with the Nasdaq Marketplace Rules. We believe this is a result of the increasing interest in eOn due to our return to profitability and strong balance sheet. We are delighted to bring closure to this issue, and we will continue to focus on increasing shareholder value by generating profitable long-term growth.”

About eOn Communications™

eOn Communications Corporation™ is a leading provider of unified voice, e-mail and Web-based communications systems for customer contact centers and general business applications. eOn helps enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission. eOn does not assume any obligation to update any forward-looking statements.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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